EXHIBIT 99.2

Contact:	Ted Abajian EVP and Chief Financial Officer (805)745-7725 Irene Broussard Director, Investor Relations (805) 745-7750

CKE RESTAURANTS, INC. ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE OF COMMON STOCK,
INTEREST RATE REDUCTION ON CREDIT FACILITY AND EXTENSION OF SHARE REPURCHASE PROGRAM

     CARPINTERIA, Calif. — April 25, 2005 — CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors approved initiation of a quarterly cash dividend, and declared a first quarter dividend of $0.04 per share of common stock to be paid on June 13, 2005, to its stockholders of record at the close of business on May 23, 2005. The Company had 59,007,824 shares of common stock issued and outstanding as of April 8, 2005.

     The Company also announced the repricing of its credit facility. The repricing is effective April 21, 2005 and results in a 50 basis point reduction in the interest rate the Company will pay on its term loan, which had a balance of $122.8 million as of April 25, 2005, a 25 basis point reduction in the interest rate on revolving loans and a 25 basis point reduction in letter of credit fees.

     In addition, the Board of Directors eliminated any time limitations on its previously approved $20 million share repurchase program. The existing program was set to expire in April 2005.

     Andrew F. Puzder, CEO and President commented, “We are very pleased that our lenders and our Board of Directors have approved the initiation of a quarterly cash dividend and that our lenders have approved a favorable repricing of our credit facility. We have reduced our term loan balance by over $107 million since June 2, 2004 when the term loan had a balance of $230 million.”

     Puzder continued, “We consider the initiation of a regular quarterly cash dividend to be a very important milestone. Based on the strength of our cash flow, we believe it is in our stockholders’ best interests to allocate a portion of our available cash flow to dividends. We also believe that this quarterly dividend, along with the continuation of our existing share repurchase program, underscores our commitment to shareholder value.”

     Puzder noted, “Under our existing share repurchase program, we have repurchased 519,000 shares at an average price of $10.68 per share, for a total cost, including trading commissions, of $5,559,073, and we intend to continue repurchases of common stock from time to time in the open market and/or privately negotiated transactions, subject to market conditions and other factors.”

     As of the end of its fiscal fourth quarter on January 31, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,166 franchised or company-owned restaurants in 44 states and in 11 countries, including 1,014 Carl’s Jr. restaurants, 2,034 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill restaurants.

Safe Harbor Disclosure

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, dividend declarations, share repurchase programs and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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